Exhibit 99.1

Ethan Allen Comments on Business

in Advance of Investor Meeting

DANBURY, CT April 5, 2018 (GLOBE NEWSWIRE) – In advance of its April 10, 2018 Investor Meeting, Ethan Allen Interiors Inc. ("Ethan Allen" or "the Company") (NYSE:ETH) commented today on expected sales results for the quarter ended March 31, 2018.

"We look forward to discussing our initiatives to grow and service our business," said Farooq Kathwari, Chairman and CEO. He further stated, "The initiatives include our focus as a premier interior design destination, expanding our fashionable and relevant offerings, leveraging our vertically integrated manufacturing and logistics and, most importantly, increasing our marketing."

During the third quarter, retail division written orders increased 2.6% with strong acceleration in March increasing 6.9% over the prior year. Wholesale orders increased by 14%, helped by strong orders from the U.S. government. Backlog remains high, with wholesale increasing 70% and retail division increasing 15% compared to the previous year.

The Company expects consolidated net sales for the quarter of $181.3 million, a slight increase over the prior year period. Wholesale shipments increased by 7.2% to $118.8 million. Retail division shipments were impacted by the timing of receipt of products, and declined 3.6% to $136.9 million. Gross margins are expected to be lower due to a higher mix of wholesale to retail and increases in raw material costs especially in the upholstery manufacturing; operating expenses are expected to be higher due to an increase in marketing expenditures. The Company has also implemented a price increase as of April 1, 2018.

Mr. Kathwari concluded, "We are well positioned to grow our sales and profits, as many of our major initiatives are in place, and remain cautiously optimistic."

The Company's Investor Meeting is scheduled for Tuesday, April 10, 2018, at 9:30 a.m. A link to a live webcast of the meeting will be available on the "Events and Presentations" page at http://ethanallen.com/investors. A replay will be archived on the company's website for at least 60 days. For information on registering to attend the meeting, contact ir@ethanallen.com.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

ir@ethanalleninc.com

Forward-Looking Information

This press release and any related webcasts, conference calls, and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2017 (the "2017 Form 10-K") and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our 2017 Form 10-K and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.